Exhibit 99.3

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO

Palm Beach Gardens, Florida November 22, 2010

DYCOM ACQUIRES SUBSTANTIALLY ALL OF THE ASSETS
OF COMMUNICATION SERVICES, INC.

Palm Beach Gardens, Florida, November 22, 2010--Dycom Industries, Inc. (NYSE: DY) announced today that pursuant to an asset purchase agreement with Communication Services, Inc. and its affiliates (“CSI”), it has purchased substantially all of CSI’s assets, and assumed certain liabilities associated with these assets, for total consideration of approximately $9.7 million.  The total consideration is subject to adjustment based on a determination of the final working capital delivered by CSI at closing.

CSI, based in Marshville, North Carolina, provides outside plant construction services to telecommunications companies throughout the southeastern and south central United States.

Dycom is a leading provider of specialty contracting services throughout the United States.  These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.